Exhibit 23.1

CONSENT OF ROWBOTHAM & COMPANY LLP, INDEPENDENT AUDITORS

The Board of Directors

Keynote Systems Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-85242, 333-73244, 333-47980, and 333-87791) of Keynote Systems, Inc. of our report dated November 24, 2004, with respect to the balance sheets of Vividence Corporation as of December 31, 2003 and 2002 and the related statements of operations, changes in shareholders’ equity (deficit), and cash flows for the years then ended, which report appears in this amended Current Report on Form 8-K/A of Keynote Systems, Inc. filed with the Securities and Exchange Commission.

/s/ Rowbotham & Company LLP

San Francisco, California

November 26, 2004